BLACK UNICORN FACTORY, INC.

AUDITED FINANCIAL STATEMENTS

For the years ended as of December 31, 2022 and 2023

Black Unicorn Factory, Inc.

Audited Financial Statements

For the years ended as of December 31, 2022 and 2023

Index to Audited Financial Statements

Independent Accountant Report	Page 3
Balance Sheet	Page 5
Income Statement	Page 6
Changes in Equity Statement	Page 7
Cash Flow Statement	Page 8
Notes to the Financial Statements	Page 9

July 28, 2024

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Members of

Black Unicorn Factory, Inc.

5777 West Century Blvd. Suite 1110-106 Los Angeles, CA 90045

REPORT ON FINANCIAL STATEMENTS

I have audited the accompanying balance sheet of Black Unicorn Factory, Inc. as of December 31, 2022 and 2023 and the related statements of operations, changes in owner’s equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.

MANAGEMENT’S RESPONSIBILITY FOR THE FINANCIAL STATEMENTS

Management is responsible for the preparation and fair presentation of these financial statements in accordance with principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal controls relevant to the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

AUDITOR’S RESPONSIBILITY

My responsibility is to express an opinion on these financial statements based on my audits. I conducted my audits in accordance with generally accepted auditing standards as accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit includes performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of risks of material misstatements of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal controls relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal controls. Accordingly, I express no such opinion.

An audit also includes evaluating appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. Examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements is also executed.

An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

I believe that the audit evidence I have obtained is sufficient and appropriate to provide a basis for my audit opinion.

OPINION

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Black Unicorn Factory, Inc. as of December 31, 2022 and 2023 and the results of operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Amjad N I Abu Khamis

Licensed Public Accountant, NH 08224 CF Audits LLC

159 Main St. STE 100

Nashua NH 03060

646-689-4725

cpa@cfaudits.com

Black Unicorn Factory, Inc.

Balance Sheet Statement

As of December 31, 2022 and 2023

ASSETS	2022	2023
Current Assets
Cash at Banks	243,121	91
Accounts Receivables – Net	188,664	219,915
Total Current Assets	431,785	220,006
Non-Current Assets Related Parties Receivables	1,545,390	1,556,786
Property Plant and Equipment – Net	12,439	7,947
Intellectual property (Trade Mark)	4,459	4,459
Available for Sale - Investments	420,000,000	510,000,000
Total Non-Current Assets	421,562,288	511,569,192
TOTAL ASSETS	645,448,683	511,789,198
LIABILITIES AND EQUITY
Liabilities
Current Liabilities
Accounts Payables	127,245	67,425

Other Liabilities - Unearned Revenues	26,551	-
Total Current Liabilities	86,371	67,425
Total Liabilities	86,371	67,425
Equity Common Shares	-	-
Additional Paid-In Capital	421,555,425	511,566,895
Retained Earnings	284,852	154,878
Total Equity	421,840,277	511,721,773
TOTAL LIABILITIES AND EQUITY	421,994,073	511,789,198

Black Unicorn Factory, Inc.

Income Statement

As of December 31, 2022 and 2023

	2022	2023
Total Revenues	420,243,330	90,100,655

Less: Operating Expenses
Materials
	12,085	5,946
Salaries and Wages	125,427	109,000
Employee Benefits and Taxes	15,793	8,738
General and Administrative Expenses	29,313	73,654
Depreciation Expense	4,492	4,492
Bank Charges	436	539
Research and Development	31,016	28,186
Contractors Expense - Follow me for Equity Program	10,013	74
Total Operating Expenses	(228,575)	(230,629)

Net Income before Income Tax	14,755	(129,974)
Less: Income Tax	(2,400)	-
Net Profit	12,355	(129,974)

Weighted Average Number of Outstanding Stock	51,439,838	53,803,087
Earnings (Loss) Per Share	0.0002	(0.0024)

Black Unicorn Factory, Inc.

Statement of Changes in Equity

As of December 31, 2022 and 2023

	Number of Shares	Value of Shares	APIC	Retained Earnings	Equity Balance
Beginning Balance as of January 01, 2022	50,201,498	-	420,003,410	272,497	420,275,907
Stocks Issued During 2022	2,466,667	-	-	-	421,817,909
Stock Reserved for Issuance during 2022	10,013	-	10,013	-	421,827,922
Net Profit for the year ended 2022	-	-	-	12,355	421,840,277
Equity Balance as of December 31, 2022	52,678,178	-	421,555,425	284,852	421,840,277
		-
Stocks Issued During 2023	2,249,745	-	90,011,396	-	511,851,673
Stock Reserved for Issuance during 2023	74	-	74	-	511,851,747
Net Profit for the year ended 2023		-	-	(129,974)	511,721,773
Equity Balance as of December 31, 2024	54,927,997	-	511,566,895	154,878	511,721,773

Black Unicorn Factory, Inc.

Statement of Cash Flow

As of December 31, 2022 and 2023

OPERATING ACTIVITIES	2022	2023
Net Income	12,355	(129,974)
Adjustments to Reconcile Net Income to Net Cash provided by operations:
Depreciation Expense	4,492	4,492
Change Accounts Receivables	(103,408)	(31,251)
Change Accounts Payables	104,593	(59,820)
Change in Unearned Revenues	26,551	(26,551)
Net cash from Operating Activities	44,583	(243,104)
INVESTING ACTIVITIES
Available for Sale Investments	-	(90,000,000)
Related Parties Receivables	(1,542,002)	(11,396)
Net cash from Investing Activities	(1,542,002)	(90,011,396)
FINANCING ACTIVITIES
Additional Paid-In Capital	1,552,015	90,011,470
Net cash provided by Financing Activities	1,552,015	90,011,470
NET CASH INCREASE (DECREASE) FOR PERIOD	54,596	(243,030)
Cash at the beginning of the period	188,525	243,121
CASH AT END OF PERIOD	243,121	91

Black Unicorn Factory, Inc.

Notes to the Financial Statements:

As of December 31, 2023

1.DESCRIPTION OF THE BUSINESS

Black Unicorn Factory (the company), was incorporated on July 7th, 2020 in the State of California. The Black Unicorn Factory is a new Pre IPO preparation program for start-ups. It is a launched African-American Accelerator program that is capable of creating rapid growth, adding value and revenue to any tech start-up when applied.

The Black Unicorn Factory has a new business model that is completely superior to what is taught by others. A test was recently conducted on 68 start-ups. In less than six weeks each of those start- ups using the Crowd Catching strategy grossed over 7.5 million in revenue and have an average valuation of over $100 million after being appraised by an accredited business valuation expert.

2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2.1.Basis of Presentation

The Company prepared the accompanying financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The financial statements include the operations, assets and liabilities of the Company. In the opinion of the Company's management, the accompanying financial statements contain all adjustments, consisting of normal recurring accruals, necessary to fairly present the accompanying financial statements.

2.2.Basis of Accounting

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

2.3.Use of Estimates

The preparation of consolidated financial statements in conformity with the U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management evaluates the estimates and assumptions based on historical experience and believes those estimates and assumptions are reasonable based on the information available to them.

2.4.Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, control has been transferred, the fee is fixed or determinable, and collectability is reasonably assured.

Black Unicorn Factory, Inc.

Notes to the Financial Statements (continued)

As of December 31, 2023

In instances where final acceptance of the product Is specified by the customer, revenue is deferred until all acceptance criteria have been met.

The Company applies the following five steps in order to determine the appropriate amount of revenue to be recognized as it fulfills its obligations under each of its arrangements:

•Identify the contract with a customer.

•Identify the performance obligations in the contract.

•Determine the transaction price.

•Allocate the transaction price to performance obligations in the contract, and

•Recognize revenue as the performance obligation is satisfied.

2.5.Income Taxes

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740), which amends the existing guidance relating to the accounting for income taxes. ASU 2019-12 is intended to simplify the accounting for income taxes by removing certain exceptions to the general principles of accounting for income taxes and to improve the consistent application of GAAP for other areas of accounting for income taxes by clarifying and amending existing guidance. There are no Deferred tax assets and liabilities to be recognized for the current period.

2.6.Intangible Assets

Intangible assets are comprised of intellectual property. The Company is the owner for the exclusive rights to use this intellectual property. As such, these assets do have an indefinite life. The Company reviews its intangible assets on an annual basis for impairment to determine if an adjustment is required. As the current intangible assets are working, impairment adjustment was considered unnecessary as of December 31, 2023.

2.7.Fair Value of Financial Instruments

Pursuant to the accounting guidance for fair value measurements and its subsequent updates, fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The accounting guidance establishes a three- tier fair value hierarchy that requires the Company to use observable market data, when available, and to minimize the use of unobservable inputs when determining fair value. A financial instrument’s

Black Unicorn Factory, Inc.

Notes to the Financial Statements (continued)

As of December 31, 2023

classification within the fair value hierarchy is based upon the lowest level of any input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities;

Level 2—Inputs other than the quoted prices in active markets, that are observable either directly or indirectly;

Level 3—Unobservable inputs based on the Company’s own assumption.

3.CASH

The Company deposits its cash with financial institutions that the management believes are of high credit quality. The Company's cash consists primarily of cash deposited in U.S. dollar-denominated investment accounts

4.RELATED PARTIES RECEIVABLES

The Company has issued 10,109 of its common shares at the market value of $154 per share against services to be provided to the company whenever requested as of December 31, 2023. The company has a written contract with the investors for this action, and has not yet requested any services from its investors as of December 31, 2023.

5.AVAILABLE FOR SALE SECURITIES

The company has invested in multiple entities equity through agreements as an exchange of its own equity, those investments are classified as available for sales securities under US GAAP as the company has no intent to sell those securities in the foreseeable future.

The company report the available for sale investments at the fair market value, as of December 31, 2022 and 2023, the management has concluded that there is no change in the fair market value of those securities.

6.EQUITY

The company is authorized to issue 500,000,000 shares of Common Stock with no par value, any amount paid in excess of the par value for the acquisition of the shares is considered Additional Paid- In Capital, as of December 31, 2022 and 2023, the company has 52,678,178 and 54,927,997 shares issued and outstanding respectively.